Exhibit 99.1

-8655
FOR IMMEDIATE RELEASE For more information contact: Mandi Hogan (805) 981-8655

LTC REPORTS 2024 FOURTH QUARTER RESULTS

-- Company Makes Progress Toward RIDEA Strategy --

WESTLAKE VILLAGE, CALIFORNIA, February 24, 2025 -- LTC Properties, Inc. (NYSE: LTC) (“LTC” or the “Company”), a real estate investment trust that primarily invests in seniors housing and health care properties, today announced operating results for the fourth quarter ended December 31, 2024.

	Three Months Ended
	December 31,
(unaudited, amounts in thousands, except per share data)	2024	2023
Total revenues	$52,582	$50,195
Net income available to common stockholders	$17,912	$28,057
Diluted earnings per common share	$0.39	$0.67

NAREIT funds from operations ("FFO") attributable to common stockholders(1)	$32,962	$23,902
NAREIT diluted FFO per common share(1)	$0.72	$0.57

FFO attributable to common stockholders, excluding non-recurring items(1)	$29,583	$27,463
Diluted FFO attributable to common stockholders, excluding non-recurring items, per share(1)	$0.65	$0.66

Funds available for distribution ("FAD")(1)	$30,201	$30,021
Diluted FAD per share(1)	$0.66	$0.72

FAD, excluding non-recurring items(1)	$30,201	$30,021
Diluted FAD, excluding non-recurring items, per share(1)	$0.66	$0.72

(1)	NAREIT FFO and FAD are non-GAAP financial measures. A reconciliation of these measures is included in the tables at the end of this press release.

More detailed financial information is available in the tables at the end of this press release, the Company’s Supplemental Operating and Financial Data presentation for the 2024 fourth quarter, and its Form 10-K, as filed with the Securities and Exchange Commission, both of which can be found on LTC’s investor relations website at www.ir.ltcreit.com.

“2024 was a strong year for LTC. We set ambitious goals, and we delivered, often ahead of schedule,” said Pam Kessler, LTC’s Co-Chief Executive Officer and Co-President. “We are making substantial progress on our RIDEA strategy, with initial transactions expected during the second quarter. Adding RIDEA to our robust suite of offerings for growth-minded operating partners unlocks a strong catalyst for future growth for LTC. Additionally, we would like to recognize the recent promotions of Gibson Satterwhite to Executive Vice President, Asset Management and Michael Bowden to Senior Vice President, Investments. They have been an integral part of the LTC team for nearly ten years, and their expertise will be invaluable as we continue to unlock LTC’s long-term growth potential.”

“Our entrance into RIDEA has created significant interest from current and potential operating partners,” said Clint Malin, Co-Chief Executive Officer, Co-President and Chief Investment Officer. “As a result, we are expanding our pipeline with interesting opportunities from both inbound inquiries and proactive outreach. We believe RIDEA will become a critical part of LTC’s strategy, offering operators a structure that aligns their successes with ours.”

Fourth Quarter 2024 Financial Results:

●	Total revenues increased due to a one-time additional straight-line rental income related to restoring accrual basis accounting for two master leases, rent increases from fair-market rent resets, previously transitioned portfolios and escalations and higher income from a construction loan funding in 2024. These were partially offset by lower revenue from sold properties and mortgage loan payoffs.
●	Expenses decreased primarily due to lower interest expense related to paying down the Company’s unsecured revolving line of credit and scheduled principal paydowns on its senior unsecured notes and a decrease in provision for credit losses. These were partially offset by an increase in impairment loss and general and administrative expense.
●	Income from unconsolidated joint ventures increased as a result of a 2024 mortgage loan origination accounted for as an unconsolidated joint venture in accordance with Generally Accepted Accounting Principles.
●	Income allocated to non-controlling interests increased due to consolidated joint ventures formed during 2024.

2024 Fourth Quarter Portfolio Update:

Mortgage Loan Payoff and Asset Sale (as previously announced)

●	Received the payoff of a $51.1 million mortgage loan secured by a 203-unit assisted living community in Georgia; and
●	Sold a closed property in Colorado for $5.3 million and recorded a gain on sale of $1.1 million.

Debt and Equity

●	Entered into a new equity distribution agreement to sell, from time to time, up to $400.0 million in aggregate offering price of shares of the Company’s common stock and terminated its existing $200.0 million equity distribution agreement;
●	Repaid $95.8 million under the Company’s revolving line of credit;
●	Repaid $5.0 million in scheduled principal paydowns on senior unsecured notes; and
●	Sold an aggregate of 476,370 shares of common stock for $17.5 million of net proceeds under equity distribution agreements.

Activities Subsequent to December 31, 2024:

●	Sold a 29-unit assisted living community located in Oklahoma for $670,000;
●	Borrowed $15.0 million under the Company’s unsecured revolving line of credit; and
●	Repaid $7.0 million in scheduled principal paydowns on senior unsecured notes.

Balance Sheet and Liquidity:

At December 31, 2024, LTC’s total liquidity was $680.4 million, including $9.4 million of cash on hand, $280.7 million available under the Company’s unsecured revolving line of credit, and the potential to access the capital markets through the issuance of $390.3 million of common stock under LTC’s equity distribution agreements.

Conference Call Information

LTC will conduct a conference call on Tuesday, February 25, 2025, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to provide commentary on its performance and operating results for the quarter ended December 31, 2024. The conference call is accessible by telephone and the internet. Interested parties may access the live conference call via the following:

Webcast	www.LTCreit.com
USA Toll-Free Number	(888) 506-0062
International Number	(973) 528-0011
Conference Access Code	995858

Additionally, an audio replay of the call will be available one hour after the live call through March 11, 2025 via the following:

USA Toll-Free Number	(877) 481-4010
International Number	(919) 882-2331
Conference Number	51842

About LTC

LTC is a real estate investment trust (REIT) investing in seniors housing and health care properties primarily through sale-leasebacks, mortgage financing, joint-ventures and structured finance solutions including preferred equity and mezzanine lending. LTC’s investment portfolio includes 189 properties in 25 states with 30 operating partners. Based on its gross real estate investments, LTC’s investment portfolio is comprised of approximately 50% seniors housing and 50% skilled nursing properties. Learn more at www.LTCreit.com.

Forward-Looking Statements

This press release includes statements that are not purely historical and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Please see LTC’s most recent Annual Report on Form 10-K and its other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and LTC assumes no obligation to update such forward-looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward-looking statements due to the risks and uncertainties of such statements.

(financial tables follow)

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share amounts)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2024		2023		2024		2023

	(unaudited)				(audited)
Revenues:
Rental income	$34,814		$32,489		$132,278		$127,350
Interest income from financing receivables (1)	7,002		3,830		21,663		15,243
Interest income from mortgage loans	9,374		12,308		45,216		47,725
Interest and other income	1,392		1,568		10,690		6,926
Total revenues	52,582		50,195		209,847		197,244

Expenses:
Interest expense	8,365		12,419		40,336		47,014
Depreciation and amortization	9,194		9,331		36,367		37,416
Impairment loss	6,953	(2)	3,265	(3)	6,953	(2)	15,775	(4)
(Recovery) provision for credit losses	(201)		3,571		741		5,678
Transaction costs	140		607		819		1,144
Property tax expense	3,114		3,518		12,930		13,269
General and administrative expenses	7,227		5,942		27,243		24,286
Total expenses	34,792		38,653		125,389		144,582

Other operating income:
Gain on sale of real estate, net	1,097		16,751		7,979		37,296
Operating income	18,887		28,293		92,437		89,958
Income from unconsolidated joint ventures	703		377		2,442		1,504
Net income	19,590		28,670		94,879		91,462
Income allocated to non-controlling interests	(1,507)		(440)		(3,839)		(1,727)
Net income attributable to LTC Properties, Inc.	18,083		28,230		91,040		89,735
Income allocated to participating securities	(171)		(173)		(682)		(587)
Net income available to common stockholders	$17,912		$28,057		$90,358		$89,148

Earnings per common share:
Basic	$0.40		$0.67		$2.07		$2.16
Diluted	$0.39		$0.67		$2.04		$2.16

Weighted average shares used to calculate earnings per
common share:
Basic	45,025		41,701		43,743		41,272
Diluted	45,523		42,046		44,241		41,358

Dividends declared and paid per common share	$0.57		$0.57		$2.28		$2.28

(1)	Represents rental income from acquisitions through sale-leaseback transactions, subject to leases that contain purchase options. In accordance with GAAP, the properties are required to be presented as financing receivables on the Consolidated Balance Sheets and the rental income to be presented as Interest income from financing receivables on the Consolidated Statements of Income.

(2)	Represents the impairment loss in connection with the anticipated closure of two assisted living communities totaling 95 units in Ohio and Texas and the subsequent sale of a 29-unit assisted living community located in Oklahoma.

(3)	Represents the impairment loss in connection with the negotiations to sell seven assisted living communities totaling 248 units in Texas. These properties were sold during 2024.

(4)	Represents the impairment loss related to three assisted living communities totaling 197 units in Florida and Mississippi due to entering into purchase and sale agreements with sales prices lower than the communities’ carrying values and (3) above.

LTC PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(audited, amounts in thousands, except per share amounts)

	December 31, 2024	December 31, 2023
ASSETS
Investments:
Land	$118,209	$121,725
Buildings and improvements	1,212,853	1,235,600
Accumulated depreciation and amortization	(405,884)	(387,751)
Operating real estate property, net	925,178	969,574
Properties held-for-sale, net of accumulated depreciation: 2024—$1,346; 2023—$3,616	670	18,391
Real property investments, net	925,848	987,965
Financing receivables,(1) net of credit loss reserve: 2024—$3,615; 2023—$1,980	357,867	196,032
Mortgage loans receivable, net of credit loss reserve: 2024—$3,151; 2023—$4,814	312,583	477,266
Real estate investments, net	1,596,298	1,661,263
Notes receivable, net of credit loss reserve: 2024—$477; 2023—$611	47,240	60,490
Investments in unconsolidated joint ventures	30,602	19,340
Investments, net	1,674,140	1,741,093

Other assets:
Cash and cash equivalents	9,414	20,286
Debt issue costs related to revolving line of credit	1,410	1,557
Interest receivable	60,258	53,960
Straight-line rent receivable	21,505	19,626
Lease incentives	3,522	2,607
Prepaid expenses and other assets	15,893	15,969
Total assets	$1,786,142	$1,855,098

LIABILITIES
Revolving line of credit	$144,350	$302,250
Term loans, net of debt issue costs: 2024—$192; 2023—$342	99,808	99,658
Senior unsecured notes, net of debt issue costs: 2024—$1,058; 2023—$1,251	440,442	489,409
Accrued interest	3,094	3,865
Accrued expenses and other liabilities	45,443	43,649
Total liabilities	733,137	938,831

EQUITY
Stockholders’ equity:
Common stock: $0.01 par value; 60,000 shares authorized; shares issued and outstanding: 2024—45,511; 2023—43,022	455	430
Capital in excess of par value	1,082,764	991,656
Cumulative net income	1,725,435	1,634,395
Accumulated other comprehensive income	3,815	6,110
Cumulative distributions	(1,851,842)	(1,751,312)
Total LTC Properties, Inc. stockholders’ equity	960,627	881,279
Non-controlling interests	92,378	34,988
Total equity	1,053,005	916,267
Total liabilities and equity	$1,786,142	$1,855,098

(1)	Represents acquisitions through sale-leaseback transactions, subject to leases that contain purchase options. In accordance with GAAP, the properties are required to be presented as financing receivables on the Consolidated Balance Sheets.

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, amounts in thousands)

	Twelve Months Ended
	December 31,
	2024	2023
OPERATING ACTIVITIES:
Net income	$94,879	$91,462
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,367	37,416
Stock-based compensation expense	9,052	8,481
Impairment loss	6,953	15,775
Gain on sale of real estate, net	(7,979)	(37,296)
Income from unconsolidated joint ventures	(2,442)	(1,504)
Income distributions from unconsolidated joint ventures	1,278	56
Straight-line rental (income) adjustment	(2,268)	2,078
Exchange of prepayment fee for participating interest in mortgage loan	—	(1,380)
Adjustment for collectability of rental income and lease incentives	321	26
Amortization of lease incentives	818	773
Provision for credit losses	741	5,678
Application of interest reserve	(233)	(1,939)
Amortization of debt issue costs	1,059	1,205
Other non-cash items, net	95	95
Change in operating assets and liabilities
Lease incentives funded	(1,924)	(1,627)
Increase in interest receivable	(10,390)	(9,283)
Decrease in accrued interest payable	(771)	(1,369)
Net change in other assets and liabilities	(387)	(4,244)
Net cash provided by operating activities	125,169	104,403
INVESTING ACTIVITIES:
Investment in real estate properties	(319)	(43,759)
Investment in real estate capital improvements	(13,677)	(9,686)
Proceeds from sale of real estate, net	38,871	66,274
Investment in financing receivables	(97)	(112,712)
Investment in real estate mortgage loans receivable	(21,832)	(72,230)
Principal payments received on mortgage loans receivable	85,906	10,351
Investments in unconsolidated joint ventures	(11,262)	—
Advances and originations under notes receivable	(340)	(20,377)
Principal payments received on notes receivable	13,434	7,227
Net cash provided by (used in) investing activities	90,684	(174,912)
FINANCING ACTIVITIES:
Borrowings from revolving line of credit	27,200	277,450
Repayment of revolving line of credit	(185,100)	(105,200)
Principal payments on senior unsecured notes	(49,160)	(49,160)
Proceeds from common stock issued	83,107	53,777
Distributions paid to stockholders	(100,530)	(94,764)
Distributions paid to non-controlling interests	(109)	—
Financing costs paid	(569)	(68)
Cash paid for taxes in lieu of shares upon vesting of restricted stock	(1,533)	(1,619)
Other	(31)	—
Net cash (used in) provided by financing activities	(226,725)	80,416
(Decrease) increase in cash and cash equivalents	(10,872)	9,907
Cash and cash equivalents, beginning of period	20,286	10,379
Cash and cash equivalents, end of period	$9,414	$20,286

See LTC’s most recent Annual Report on Form 10-K for Supplemental Cash Flow Information

Supplemental Reporting Measures

FFO and FAD are supplemental measures of a real estate investment trust’s (“REIT”) financial performance that are not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and the Company use FFO and FAD as supplemental measures of operating performance. The Company believes FFO and FAD are helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO and FAD facilitate like comparisons of operating performance between periods. Occasionally, the Company may exclude non-recurring items from FFO and FAD in order to allow investors, analysts and management to compare the Company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing the Company’s FFO to that of other REITs.

We define FAD as FFO excluding the effects of straight-line rent, amortization of lease inducement, effective interest income, deferred income from unconsolidated joint ventures, non-cash compensation charges, capitalized interest and non-cash interest charges. GAAP requires rental revenues related to non-contingent leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. This method results in rental income in the early years of a lease that is higher than actual cash received, creating a straight-line rent receivable asset included in the consolidated balance sheet. At some point during the lease, depending on its terms, cash rent payments exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. Effective interest method, as required by GAAP, is a technique for calculating the actual interest rate for the term of a mortgage loan based on the initial origination value. Similar to the accounting methodology of straight-line rent, the actual interest rate is higher than the stated interest rate in the early years of the mortgage loan thus creating an effective interest receivable asset included in the interest receivable line item in the consolidated balance sheet and reduces down to zero when, at some point during the mortgage loan, the stated interest rate is higher than the actual interest rate. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs.

While the Company uses FFO and FAD as supplemental performance measures of the cash flow generated by operations and cash available for distribution to stockholders, such measures are not representative of cash generated from operating activities in accordance with GAAP, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income available to common stockholders.

Reconciliation of FFO and FAD

The following table reconciles GAAP net income available to common stockholders to each of NAREIT FFO attributable to common stockholders and FAD (unaudited, amounts in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024		2023

GAAP net income available to common stockholders	$17,912	$28,057	$90,358		$89,148
Add: Impairment loss	6,953	3,265	6,953		15,775
Add: Depreciation and amortization	9,194	9,331	36,367		37,416
Less: Gain on sale of real estate, net	(1,097)	(16,751)	(7,979)		(37,296)
NAREIT FFO attributable to common stockholders	32,962	23,902	125,699		105,043

(Less) Add: Non-recurring items (1)	(3,379)	3,561	(8,907)		3,823
FFO attributable to common stockholders, excluding non-recurring items	$29,583	$27,463	$116,792		$108,866

NAREIT FFO attributable to common stockholders	$32,962	$23,902	125,699		105,043
Non-cash income:
(Less) Add: Straight-line rental (income) adjustment	(2,829)	443	(2,268)		2,078
Add: Amortization of lease incentives	192	189	818		799
Add: Other non-cash contra-revenue	—	—	321	(2)	—
Less: Effective interest income	(2,184)	(215)	(8,591)		(6,739)
Net non-cash income	(4,821)	417	(9,720)		(3,862)

Non-cash expense:
Add: Non-cash compensation charges	2,261	2,131	9,052		8,479
(Less) Add: (Recovery) provision for credit losses	(201)	3,571	741		5,678
Net non-cash expense	2,060	5,702	9,793		14,157

Funds available for distribution (FAD)	$30,201	$30,021	125,772		115,338

Less: Non-recurring income (1)	—	—	(7,756)		(1,570)
Funds available for distribution (FAD), excluding non-recurring items	$30,201	$30,021	$118,016		$113,768

(1)	See the reconciliation of non-recurring items on the following page for further detail.
(2)	Represents the straight-line rent receivable write-off of $321 related to converting a lease to fair market rent.

Reconciliation of FFO and FAD (continued)

The following table continues the reconciliation between GAAP net income available to common stockholders and each of NAREIT FFO attributable to common stockholders and FAD by reconciling the non-recurring items (unaudited, amounts in thousands):

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2024		2023		2024		2023
Reconciliation of non-recurring adjustments to NAREIT FFO:
Provision for credit losses reserve recorded upon origination	$—		$—		$1,635	(1)	$1,832	(1)
Recovery for credit losses related to loan payoffs	(511)	(1)	—		(1,738)	(1)	—
Provision for credit losses related to effective interest receivable write-off on partial principal paydown	—		—		613	(2)	—
Provision for credit losses related to the write-off of loan receivables	290	(3)	3,561	(4)	290	(3)	3,561	(4)
(Deduct) Add: Total (recovery) provision for credit losses non-recurring adjustments	(221)		3,561		800		5,393
Add: Straight-line rent receivable write-off	—		—		321	(5)	—
Deduct: Mortgage interest income related to the exit IRR received	—		—		—		(1,570)	(6)
Deduct: Other income from former operators	—		—		(4,052)	(7)	—
Deduct: Rental income related to sold properties	—		—		(2,818)	(8)	—
Deduct: One-time additional straight-line income	(3,158)	(9)	—		(3,158)	(9)	—
Total non-recurring adjustments to NAREIT FFO	$(3,379)		$3,561		$(8,907)		$3,823

Reconciliation of non-recurring adjustments to FAD:
Deduct: Mortgage interest income related to the exit IRR received	$—		$—		$(886)	(10)	$(1,570)	(6)
Deduct: Other income from former operators	—		—		(4,052)	(7)	—
Deduct: Rental income related to sold properties	—		—		(2,818)	(8)	—
Total non-recurring cash adjustments to FAD	$—		$—		$(7,756)		$(1,570)

(1)	A 1% credit loss reserve is taken upon origination of financing transactions, then decreased as the balance is paid down through scheduled principal payments and payoffs.
a.	Recorded a $511 provision for credit losses recovery related to a $51,111 mortgage loan paid off during 4Q 2024.
b.	During 2024, LTC recorded a provision for credit losses reserve of $1,635 related to the $163,460 acquisition of properties accounted for as financing receivables, offset by provision for credit losses recovery of $1,738 related to five mortgage loan payoffs totaling $182,892.
c.	During 2023, LTC recorded a provision for credit losses reserve of $1,832 related to the $121,321 acquisition of properties accounted for as financing receivables and the origination of two mortgage loans totaling $61,861.
(2)	The effective interest receivable write-off related to a partial principal paydown on a mortgage loan.
(3)	The $290 notes receivable write-off was in connection with the pending closure of a 56-unit assisted living community located in Texas.
(4)	The $3,561 notes receivable write-off was in connection with the pending sale of seven properties in Texas, which were sold in 2024, and transition of three properties to new operators. The note was related to these 10 assisted living communities under a master lease.
(5)	Represents the straight-line rent receivable write-off related to a lease that converted to fair market rent during 2Q 2024. The straight-line rent write-off is a contra-revenue on the Consolidated Statements of Income.
(6)	The exit IRR income was received upon the payoff of two mezzanine loans in 2023 and was not previously recorded.
(7)	Represents income received from former operators related to portfolio transitions in prior years.
(8)	Represents rent through the initial lease term, which was received upon sale of an 80-unit assisted living community covered under the lease ($441) and the rent credit received in connection with the sale of a 110-unit assisted living community in Wisconsin ($2,377). The rent credit was provided to the operator during the new construction lease-up.
(9)	Represents a one-time additional straight-line rental income related to restoring accrual basis accounting for two master leases during the fourth quarter of 2024.
(10)	The exit IRR income was received upon the payoff of three mortgage loans in 2024. The exit IRR was previously recorded ratably over the term of the loan through effective interest income.

Reconciliation of FFO and FAD (continued)

The following table continues the reconciliation between GAAP net income available to common stockholders and each of NAREIT FFO attributable to common stockholders and FAD (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023

NAREIT Basic FFO attributable to common stockholders per share	$0.73	$0.57	$2.87	$2.55
NAREIT Diluted FFO attributable to common stockholders per share	$0.72	$0.57	$2.84	$2.54

NAREIT Diluted FFO attributable to common stockholders	$33,133	$23,902	$126,381	$105,630
Weighted average shares used to calculate NAREIT diluted FFO per share attributable to common stockholders	45,824	41,787	44,537	41,614

Basic FFO attributable to common stockholders, excluding non-recurring items, per share	$0.66	$0.66	$2.67	$2.64
Diluted FFO attributable to common stockholders, excluding non-recurring items, per share	$0.65	$0.66	$2.64	$2.63

Diluted FFO attributable to common stockholders, excluding non-recurring items	$29,754	$27,463	$117,474	$109,453
Weighted average shares used to calculate diluted FFO, excluding non-recurring items, per share attributable to common stockholders	45,824	41,787	44,537	41,614

Basic FAD per share	$0.67	$0.72	$2.88	$2.79
Diluted FAD per share	$0.66	$0.72	$2.84	$2.79

Diluted FAD	$30,372	$30,194	$126,454	$115,925

Weighted average shares used to calculate diluted FAD per share	45,824	42,046	44,537	41,614

Basic FAD, excluding non-recurring items, per share	$0.67	$0.72	$2.70	$2.76
Diluted FAD, excluding non-recurring items, per share	$0.66	$0.72	$2.67	$2.75

Diluted FAD, excluding non-recurring items	$30,372	$30,194	$118,698	$114,355

Weighted average shares used to calculate diluted FAD, excluding non-recurring items, per share	45,824	42,046	44,537	41,614